PRO MEDICAL

ABN: 40 625 347 944
1300 793 314

www.promedical.com.au
sales@promedical.com.au

5-22 Alexandra Place,
Murarrie, QLD, 4172

Supply Agreement No. 647

10th April 2020

"Promedical Equipment Pty Ltd", hereinafter referred to as the Supplier, represented by its Chief Executive Officer, **Neran De Silva** acting under company approval, on the one part, and **Scworx Inc.,** hereinafter referred to as the Buyer, represented by the President, **Marc Schessel,** acting under the Articles of Association, on the other part, hereinafter jointly referred to as the Parties and severally as the Party, made this Agreement as follows:

1. Subject of the Agreement

1.1. The Supplier shall supply, and the Buyer shall accept and pay for the following goods under conditions provided for by this Agreement:
- name of the goods: Promedical IgM/IgG Rapid Test Kit
- total number of goods – **total of 52,000,000 pcs.**
  - **2,000,000 pcs to be complete by 24th April 2020**
  - **2,000,000 pcs to be complete each week thereafter for a 6-month period**

1.2. The package and marking of the goods are to correspond to requirements for international standards for transportation of goods (export/import) in the territory of foreign states and customs clearance up to the final destination point.

1.3. The goods shall be exported, the final destination point is various locations in the USA.

2. Procedure and Conditions of Supply

2.1. In accordance with the Agreement, the Supplier shall supply the goods under CIF conditions by airfreight (Incoterms 2010), and the Buyer shall accept the goods and pay those under conditions of this Agreement. Means and a method of transportation of the cargo shall be agreed by the parties preliminary, by exchanging letters. It can be changed at convenience.
2.2. In accordance with the CIF, the Supplier shall enter into an insurance agreement to cover risk of loss of or damage to the supplied goods during their transportation.
2.3. Upon the Buyer's written request, prior to shipment of goods, a place of delivery of goods (destination point), recipient, method and means of transportation and other conditions can be changed, except for the goods and their volume subject to clause 1.1 of this Agreement.
2.4. Incoterms 2010 shall be applied to the extent that those do not contradict to the conditions of this agreement and only in case of export of goods to a foreign state.

3. Price and procedure for payment

3.1. The parties agree that USD shall be the currency of this Agreement. All payments hereunder shall be made in this currency.
3.2. The price per 1 piece of a Promedical IgM/IgG Rapid Test Kit shall be **USD13.00** under CIF conditions.
3.3. Depending on the volume of goods and price stipulated in clause 3.2, the total price of goods hereunder shall be USD 676,000,000 dollars.
3.4. The procedure for settlements hereunder shall be as follows:
- 50% payable upon placing the order to confirm the allocation.
- 50% payable upon completion of order and prior to shipping

3.5. The Supplier shall file to the Buyer the following set of documents for each shipment of goods:
- A bill for payment;
- Commercial invoice;
- A packing list;
- Certificates and declarations or other documents relating to goods that confirm their quality, origin, etc.

4. Quality Assurance

4.1. The quality of goods shipped by the Supplier shall be in full compliance with FDA standards, which shall be confirmed by the quality certificate issued by the Supplier.
4.2. The specification of the goods shall be as follows:

- According to Promedical IgM/IgG Rapid Test Kit International Standards.

5. Approval of goods and complaints

5.1. Any Buyer's complaint relating to the quantity or quality of goods shall be evidenced by an independent external inspection agency, such as ISO.
5.2. The Supplier shall consider a received complaint within 10 (ten) calendar days. If no answer is received from the Supplier within the above period, the complaint shall be deemed accepted.
5.3. The Supplier shall guarantee the quality of goods over the entire shelf life stipulated on labels with each batch under condition that the packing is not defected, and storage conditions provided for by requirements to individual goods have been complied with.
5.4. The Supplier shall not bear responsibility for any problems concerning quality resulting from inappropriate storage or inappropriate handling of goods.
5.5. If the fact of non-compliance with technical and other requirements is declared before the end of the validity period, the Supplier shall substitute defected goods for good ones or compensate the price of defected goods in USD to the Buyer's account within 5 banking days. All expenses relating to the return and substitution of defected goods shall be borne by the Supplier.

6. Responsibility of the Parties

6.1. The Parties shall bear property responsibility for non-fulfilment or improper fulfilment of the conditions of this agreement in accordance with ICC (International Chamber of Commerce) in Switzerland or Austria.
6.2. Accrued forfeits for non-fulfilment or improper fulfilment of conditions of this Agreement and compensation of damage shall be paid by the guilty Party based on and in accordance with a written justified complaint. If a complaint is not accepted by the guilty Party, the forfeit shall be collected, and losses shall be compensated in accordance with an effective judgement.
6.3. The payment of penalties provided hereunder shall not release the Parties from fulfilment of their obligations hereunder.
6.4. The penalties hereunder shall be accrued by the injured Party after the guilty Party accepts a complaint filed thereto or after a judgement made in its favour comes into effect.

7. Force Majeure

7.1. Neither Party shall be responsible for non-fulfilment of obligations in part or in full if such non-fulfilment results from such force-majeure as flood, earthquake, other natural disasters, terrorist attacks, military actions, sanctions and actions of authorities that take place after conclusion of this Agreement and are beyond control of the parties. Moreover, the period of obligations hereunder shall be extended in proportion to the period of existence of such circumstances, which shall be provided for by the Parties in a form of a mandatory amendment to the conditions of this Agreement by way of entering into a relevant supplementary agreement.
7.2. The Party that is unable to fulfil its obligations under this Agreement shall notify the other Party on such circumstances within 3 days from the date of receipt of information on occurrence of such a circumstances, simultaneously submitting to the other Party a justified offer with regard to a suggested validity period and termination of the above circumstances, amendments to this Agreement, taking the existing situation into account.
7.3. Failure to notify or inappropriate notification shall deprive the injured Party of its right to refer to the above circumstances as grounds that release it from its responsibility hereunder.
7.4. Force-majeure shall automatically extend the period of this agreement. If the period of force-majeure circumstances exceeds 2 months, any party may terminate the agreement to the extent of non-supplied stock.

8. Settlement of disputes

8.1. All possible disputes and disagreements that may result from this Agreement shall be settled by way of negotiations.
8.2. If the parties fail to reach the agreement, all disputes shall be settled by the Arbitration Court ICC (International Chamber of Commerce) in Switzerland or Austria.

9. Confidentiality

9.1. All the data and information hereunder are confidential, being a trade secret of the Parties, and shall not be transferrable to third parties or used by one of the Parties under the agreement without other party's consent.
9.2. The Parties shall not transfer information received within the framework of this agreement to third parties without another Party's written consent.

10. Final provisions

10.1. This Agreement comes into force at the moment of its execution by its parties and shall be valid until fulfilment by the Parties of their obligations in full.
10.2. All amendments and supplements to this Agreement shall be valid only if made in writing and executed by duly authorised representatives of the Parties.
10.3. This Agreement is made in two copies of equal legal effect, one copy for each Party.
10.4. Facsimile communication can be used in order to facilitate execution of this Agreement. In this case, documents sent by way of facsimile communication that allow identifying the sender shall make a sufficient proof of existence of a document prior to the receipt of an original document from the sending party.

11. Addresses and Bank Details of the Parties

Supplier
"Promedical Equipment Pty Ltd"
Address: 5/22 Alexandra Place, Murarrie, QLD, 4172, Australia
Australian Business Number: 40 625 347 944

Banking details:

Beneficiary's Name:	PROMEDICAL EQUIPMENT
Account Name:	PROMEDICAL EQUIPMENT
Branch #:	064-149
Account #:	1018 1744
Bank Name:	COMMONWEALTH BANK OF AUSTRALIA
Bank Address:	VICTORIA POINT, QLD, 4165, AUSTRALIA
SWIFT CODE:	CTBAAU2S

Buyer: Scworx Corp
Address: 590 Madison Ave NY NY 10022
TAX ID:______________
Banking details:

____

______________/__________/

IN WITNESS WHEREOF the parties have executed this Sales Agreement on this Sixth day of April 2020

Promedical Equipment Pty Ltd (Seller)

Per:__________________ (SEAL)

Neran De Silva, CEO

(the 'Seller')

Scworx Inc. (Buyer)

Per:__________________ (SEAL)

Marc Schessel, President

(the 'Buyer')